UNITED STATES OF AMERICA

before the

SECURITIES AND EXCHANGE COMMISSION

In the Matter of

Northeast Utilities                         Quarterly
                                           Certificate as
                                             to Partial
                                          Consummation of
                                        Transaction $350 Million
                                      NU Parent Credit Agreement

Berlin, Connecticut

File No. 70-8875

(Public Utility Holding Company Act of 1935)


Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, Northeast Utilities hereby certifies that it maintains a $350 Million Credit Agreement dated November 19, 1999 with Union Bank of California, as Administrative Agent.

As of December 31, 1999, Northeast Utilities had $65,000,000 outstanding for this facility.

Dated: December 31, 1999

Northeast Utilities


/s/ Randy A. Shoop
Assistant Treasurer - Finance